Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE
For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES PRIVATE OFFERING OF ADDITIONAL 6.75% SENIOR NOTES DUE IN 2029
FRISCO, TEXAS, March 3, 2021 -- Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that, subject to market conditions, it intends to offer an additional $250.0 million aggregate principal amount of its 6.75% senior notes due in 2029 (the "Notes") in a private placement to eligible purchasers.
The Notes are a further issuance of the 6.75% senior notes due 2029, of which $1.0 billion aggregate principal amount are expected, subject to customary closing conditions, to be issued on March 4, 2021 (the "2029 Notes"). The Notes will be treated as a single series with the 2029 Notes under the indenture governing the 2029 Notes and will have the same terms as the 2029 Notes (other than the initial offering price). The Notes will have the same CUSIP numbers and will trade interchangeably with the 2029 Notes. The Company expects the Notes and the 2029 Notes to be fungible for U.S. federal income tax purposes.
Comstock intends to use the net proceeds from this offering of the Notes to fund an anticipated increase in the aggregate maximum tender amount in the Company’s existing tender offers for a portion of the Company's 7.5% Senior Notes due 2025 and 9.75% Senior Notes due 2026 and pay fees and expenses in connection therewith.
The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes being offered are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons outside the United States under Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Comstock Resources
Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. The Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss important risk factors that could affect the Company’s business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Comstock does not undertake any obligation to revise or update publicly any forward-looking statement.